BLUE SKY SERVICES AGREEMENT

Blue Sky Services Agreement (the “Agreement”) made this 3rd day of December, 2004, between California Investment Trust and California Investment Trust II, two Funds established under the laws of the State of Massachusetts (collectively the “Funds”) and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Blue Sky Agent”).

WHEREAS, the Funds are an open-end management investment companies registered under the Investment Company Act of 1940, as amended, presently consisting of 12 portfolios, with none portfolios having two classes of shares and three portfolios having one class of shares, listed in Appendix A attached hereto; each of such investment portfolios and any additional investment portfolios that may be established by the Funds is referred to herein individually as a “Portfolio” and collectively as “Portfolios”; and

WHEREAS, the Blue Sky Agent provides certain blue sky services to investment companies; and

WHEREAS, the Funds, desire to employ the services of Blue Sky Agent to monitor and maintain the registration of Funds shares in each state as requested by the Funds or an agent of the Funds, and Blue Sky Agent agrees to so act, subject to the terms and conditions of this agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.         Blue Sky Services Coordinator – The Funds hereby appoint Blue Sky Agent as the Blue Sky Services Coordinator for the Funds. As the Blue Sky Services Coordinator, Blue Sky Agent shall provide the services listed in Appendix B, attached hereto and incorporated herein by reference. Additionally, the Funds hereby appoint Blue Sky Agent as the Funds’ Blue Sky Services Coordinator to sign, on behalf of the Funds, the proper documents for state registrations.

2.         Fees and Expenses – The Funds agree to pay Blue Sky Agent the fees and expenses set forth on Appendix C attached hereto.

3.         Documentation – The Funds agree to furnish Blue Sky Agent with all documentation necessary to fulfills its obligations under this Agreement, which include but shall not be limited to the applicable completed Forms set forth under Appendix B, and the fees required by each state.

4.         Indemnification – The Funds agree to indemnify and hold harmless Blue Sky Agent and each of its directors, officers, employees and each person, if any, who controls Blue Sky Agent within the meaning of Section 15 of the Securities Act of 1933, as amended, against any loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of action or omission by the Funds’ or out of the Funds’ own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of the Funds at the Funds’ own expense [Since the Funds are the indemnifying party here it makes no sense to have the Blue Sky Agent responsible for the costs] through counsel of its own choosing if it gives written notice to the Funds within ten (10) business days of receiving notice of such claim.

Blue Sky Agent agrees to indemnify and hold harmless the Funds from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys’ fees and disbursements arising from any action or omission of the Blue Sky Agent’s own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Blue Sky Agent shall be entitled to defend or prosecute any claim in the name of the Funds at the Blue Sky Agent’s own expense through counsel of its own choosing if it gives written notice to the Funds within ten (10) business days of receiving notice of such claim.

5.         Term – the term of this Agreement shall by four years (“Initial Term”) from the date first stated above until terminated for cause by either the Funds or Blue Sky Agent. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a “Term”). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days’ written notice to the other party. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term.

Termination for “cause” shall mean:

(a)        Wilfull misfeasance, bad faith, negligence, abandonment, or reckless disregard on the part of the Agent with respect to its obligations and duties hereunder;

(b)        Regulatory, administrative, or judicial proceedings against the Agent will result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Funds, substantially impairs the performance of Agent’s obligations and duties hereunder;

(c)        Financial difficulties on the part of the Agent which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(d)        The sale of substantially all assets of ALPS Mutual Fund Services, Inc. to an unaffiliated entity;

(e)        Any other circumstance which in the reasonable judgment of the Funds, substantially impairs the performance of the Agent’s obligations and duties hereunder.

6.         Notice – Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) fax or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

a.	If to the Funds at:

44 Montgomery Street, Suite 2100
San Francisco, CA 94104
Fax: 415.421.2019
Attn: Steve Rogers

b.	if to the Blue Sky Agent at:

1625 Broadway, Suite 2200
Denver, Colorado, 80202
Fax: 303.623.7850
Attn: General Counsel

7.         Confidential Information – Blue Sky Agent, its officers, directors, employees and any agents will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and to prior or present shareholders, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. If Blue Sky Agent is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, Blue Sky Agent will provide the Funds with prompt written notice of any sucj request or requirement so that the Funds may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then Blue Sky Agent may without liability hereunder, disclose to the person, entity, or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of Blue Sky Agent’s counsel.

8.         Miscellaneous – Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Colorado. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged, or amended except written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge, or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this instrument has been executed as of the date and year first above written.

CALIFORNIA INVESTMENT TRUST I
CALIFORNIA INVESTMENT TRUST II

By: /s/ Steve Rogers________
Name: Steve Rogers________
Title: Chairman____________

ALPS MUTUAL FUND SERVICES, INC.

By: /s/ Jeremy O. May_______
Name: Jeremy O. May_______
Title: Managing Director_____

APPENDIX A
Fund List

CIT FUNDS

CALIFORNIA TAX-FREE INCOME FUND
Investor Class

CALIFORNIA INSURED INTERMEDIATE FUND
Investor Class

CALIFORNIA TAX-FREE MONEY MARKET FUND
Investor Class

S&P 500 INDEX FUND
Investor Class
Class K

S&P MIDCAP INDEX FUND
Investor Class
Class K

S&P SMALLCAP INDEX FUND
Investor Class
Class K

EQUITY INCOME FUND
Investor Class
Class K

NASDAQ-100 INDEX FUND
Investor Class
Class K

EUROPEAN GROWTH & INCOME FUND
Investor Class
Class K

U.S. GOVERNMENT SECURITIES FUND
Investor Class
Class K

SHORT-TERM U.S. GOVT. BOND FUND
Investor Class
Class K

THE UNITED STATES TREASURY TRUST
Investor Class
Class K

APPENDIX B

Blue Sky Services

1.         Blue Sky Agent shall instruct Automated Business Development (“ABD”) to establish the mutual fund client (the “Client”) on the BlueOnline® database, which serves to facilitate all future forms, records, and applicable data for the registration of the Client’s funds with the individual states as dictated by the Client.

2.         Upon receipt from the Client of an Organization Filing Cover Sheet or other written document listing the states in which to register the Funds’ shares, a copy of which is attached hereto as Exhibit A, ABD shall create the Uniform Investment Company Notice Filing and Form U2, and any other applicable documents, for each state. Blue Sky Agent shall submit a check request form to the Client or an agent of the Client for the initial registration fees for each state. After receiving the payment (checks or wire) from the Client, ABD shall submit all required documentation and fees to each state to obtain the proper permits.

3.         ABD shall maintain the permits in the BlueOnline® database as well as hard copies in their internal files.

4.         ABD shall download daily purchase information from the Client’s transfer agent.

5.         ABD shall perform a daily review of an exception report, which includes, but is not limited to, any permits that may be approaching expiration, any permits that may be reaching or have exceeded their limit of allowable sales, and any states in which an unregistered sale has occurred. ABD shall provide Blue Sky Agent with any findings from the exception report that would necessitate an action including any applicable fees by the Client to maintain compliance with each state’s securities law, which, in turn, Blue Sky Agent shall communicate in writing to the Client. In the case of a request to purchase shares, Blue Sky Agent will notify the Funds within 24 hours [We can agree to notify you by close of business the following business day] of receipt of the purchase request by the Transfer Agent. Blue Sky Agent will provide 30-days written notification to Funds regarding specific expirations. Thereafter, the Client shall promptly instruct Blue Sky Agent in writing on how to proceed.

6.         Monthly, Blue Sky Agent shall notify the Client of renewals and sales reports due with applicable fees as required by each state.

7.         As applicable, Blue Sky Agent shall notify the Client of any renewals due that have not had any sales in at least the last 18-months that will help facilitate the Client in evaluating its current state registrations and to determine whether or not to maintain such registrations.

8.         Blue Sky Agent shall assist in providing Funds information regarding available exemptions but will not be responsible for determining the states in which to register the Client’s shares, or determining whether an exemption from registration exists. Furthermore, Blue Sky Agent shall not be responsible for providing any legal advice, regarding state registration laws, to the Client.

APPENDIX C

Fees and Expenses

The Funds shall pay Blue Sky Agent:

(1)	Base Fee:

$5,000 annually; and

(2)	Pass Through Fees:

ClearSky’s then applicable per permit fee for registering the Funds’ shares in each state requested by the Funds or an agent of the Funds. The number of permits will depend on the number of states in which the Funds are registered as well as the specific requirements of each individual state; and

(3)	Out-of-pocket expenses:

All applicable out-of-pocket expenses incurred by Blue Sky Agent, including by not limited to any postage fees as necessary for state registration.

All filing fees required by each state.